     As filed with the Securities and Exchange Commission on May ___, 1996
                                                    Registration No. 33-_______
===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                            SECURITIES ACT OF 1933

                            PREMIER CONCEPTS, INC.
                            ----------------------
            (Exact name of Registrant as specified on its Charter)

Colorado                                                         84-1186026
- ---------------------------------                        ---------------------
(State or other jurisdiction                                    IRS Employer
of incorporation or organization)                         Identification Number

   3033 S. Parker Road, Suite 120, Denver, Colorado  80014   (303) 338-1800
   -------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                               Sissel Greenberg
   3033 S. Parker Road, Suite 120, Denver, Colorado  80014    (303) 338-1800
           ---------------------------------------------------------
          (Name, address, including zip code, and telephone number of agent for service of process)

                                  Copies to:
                           Clifford L. Neuman, Esq.
                                 Neuman & Cobb
                               1507 Pine Street
                           Boulder, Colorado  80302
                                (303) 449-2100

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
As soon as practicable after the effective date of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.    [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.      [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.    [  ]
=============================================================================

                        CALCULATION OF REGISTRATION FEE

                                     Proposed         Proposed
                                      Maximum          Maximum
 Title of Each Class    Amount       Offering         Aggregate      Amount of
 of Securities to be     To be         Price          Offering     Registration
     Registered       Registered   Per Share (1)      Price (1)         Fee
- --------------------  -----------  ------------       ---------    ------------

Common Stock, $.0004
 par value (2)         357,708       $.625(2)         $223,568        $77.09
- --------------------  -----------  ------------       ---------    ------------
         TOTAL:                                                       $100.00
- --------------------  -----------  ------------       ---------    ------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(2) Based upon the average of the bid and ask prices of the Company's Common Stock in accordance with Rule 457(c).

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            PREMIER CONCEPTS, INC.

          Item No. and Heading
               In Form S-3
         Registration Statement                       Location in Prospectus
         ----------------------                       ----------------------
1.   Forepart of the Registration                 Forepart of Registration
     Statement and outside front                  Statement and outside front
     cover page of Prospectus                     cover page of Prospectus

2.   Inside front and outside back                Inside front and outside back
     cover pages of Prospectus                    cover pages of Prospectus

3.   Summary Information, Risk Factors            Risk Factors
     and Ratio of Earnings to Fixed Charges

4.   Use of Proceeds                              Use of Proceeds

5.   Determination of Offering Price              *

6.   Dilution                                     *

7.   Selling Securityholders                      Selling Securityholders

8.   Plan of Distribution                         Plan of Distribution

9.   Description of Securities to be              Description of Securities
     Registered

10.  Interest of Named Experts and Counsel        Legal Matters

11.  Material Changes                             Recent Developments

12.  Incorporation of Certain Information         Incorporation of Certain
     by Reference                                 Documents by Reference

13.  Disclosure of SEC Position on                Indemnification
     Indemnification for Securities
     Act Liabilities
- ----------------------------

* Omitted from Prospectus because Item inapplicable or answer is in the negative.

PROSPECTUS

                            PREMIER CONCEPTS, INC.
                      ___________________________________

                                357,708 Shares
                         $.0004 par value Common Stock

     This Prospectus relates to the reoffer of 357,708 shares of Common Stock, $.0004 par value ("Common Stock") of Premier Concepts, Inc., a Colorado corporation (the "Company" or "Premier") by certain securityholders of the Company (the "Selling Securityholders"). The Selling Securityholders may offer all 357,708 shares of the Company's Common Stock covered by this Prospectus in transactions in the over-the-counter market at prices obtainable at the time of sale, or in privately negotiated transactions at prices determined by negotiation. The Selling Securityholders may effect such transactions by selling the shares to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Securityholders, and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). (See "SELLING SECURITYHOLDERS" and "PLAN OF DISTRIBUTION.") The Selling Securityholders and the brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used by the Selling Securityholders, any commissions paid to broker-dealers, and, if broker-dealers purchase any securities as principals, any profits received by such broker-dealers on the resales of securities, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Securityholders may be deemed to be underwriting compensation.

     The Company will not receive any of the proceeds from the sale of shares by the Selling Securityholders. (See "USE OF PROCEEDS.") The Company has agreed to pay all the costs of registering the shares offered hereby, estimated to be $10,000. The Selling Securityholders will, however, pay the other costs related to the sale of their shares, including discounts, commissions and transfer fees. (See "PLAN OF DISTRIBUTION.") The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

     The Company's Common Stock is traded in the over-the-counter market and quoted on the OTC Electronic Bulletin Board ("Bulletin Board") under the symbol "PMRCA". Prior to this Offering, however, the public market for the Company's Common Stock has been highly illiquid, and there can be no assurance that a more viable public market will develop in the future. On May 15, 1996, the bid and ask prices of the Company's Common Stock, as quoted on the Bulletin Board, were $.375 and $.875, respectively.

     There can be no assurance that a market for the Common Stock will continue in the future. The Company has no arrangements with broker-dealers concerning the maintenance of the trading market for the Common Stock.

     FOR DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE COMPANY, SEE "RISK FACTORS" COMMENCING AT PAGE 9.

                          --------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSIONS NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSIONS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          --------------------------

     No dealer, salesman or other person has been authorized to give any information or to make any representation other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sales of the securities offered in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with the Exchange Act files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company can be inspected and copied (at prescribed rates) at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W. Judiciary Plaza, Washington, D.C. 20549, as well as at the following Regional Offices: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.
In addition, the Company's Common Stock is traded in the over-the-counter market on the NASDAQ system, and reports, proxy statements and other information concerning the Company can be inspected and copied at the Office of the National Association of Securities Dealers, Inc., 1735 "K" Street, N.W., Washington, D.C. 20006.

     The Company has filed a Registration Statement on Form S-3 with the Commission in Washington, D.C., in accordance with the provisions of the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information pertaining to the shares of Common Stock offered hereby and the Company, reference is made to the Registration Statement, including the exhibits and financial statement schedules filed as a part thereof. Reference also should be made to the Company's Annual Report on Form 10-KSB for the fiscal year ended January 28, 1996, which are incorporated herein by reference. Statements herein contained concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an Exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement may be obtained from the Commission upon payment of the fees prescribed therefor and may be examined at the principal office of the Commission in Washington, D.C.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which have been filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended, are incorporated herein by reference:

     (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended January 28, 1996; and

     (b) All other reports filed pursuant to Section 13 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's Annual Report referred to in (a) above.

     All documents filed by the Company with the Commission pursuant to Section 13a, 13c, 14 or 15d of the Exchange Act after the date of this Prospectus and prior to the termination of the offering covered by this Prospectus will be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in the above-referenced documents shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of any documents or portions of such documents incorporated in this Prospectus, not including exhibits to the information that is incorporated by reference, unless such exhibits are specifically incorporated by reference in this Prospectus, may be obtained at no charge by a written or oral request to Sissel Greenberg, President, Premier Concepts, Inc., 3033 S. Parker Road, Suite 120, Denver, Colorado 80014, telephone (303) 338-1800.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .-3-

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . . . . .-4-

PROSPECTUS SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . .-6-
     The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .-6-
     Selling Securityholder Offering . . . . . . . . . . . . . . . . . . . .-8-
     Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .-8-
     Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . .-8-
     Financial Summary . . . . . . . . . . . . . . . . . . . . . . . . . . .-8-

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -10-
     Risk Factors Related to the Business of the Company . . . . . . . . . -10-
     Risk Factors Related to this Offering . . . . . . . . . . . . . . . . -12-

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -14-

SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION. . . . . . . . . . . . . . . -15-

DESCRIPTION OF SECURITIES. . . . . . . . . . . . . . . . . . . . . . . . . -18-
     Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . -18-
     Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . -18-
     Transfer Agent and Registrar. . . . . . . . . . . . . . . . . . . . . -18-
     Reports to Shareholders . . . . . . . . . . . . . . . . . . . . . . . -19-

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -19-

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -19-

INFORMATION NOT REQUIRED IN PROSPECTUS . . . . . . . . . . . . . . . . . . -21-
     Item 14.  Other Expenses of Issuance and Distribution.. . . . . . . . -21-
     Item 15.  Indemnification of Directors and Officers . . . . . . . . . -21-
     Item 16.  Exhibits. . . . . . . . . . . . . . . . . . . . . . . . . . -27-
     Item 17.  Undertakings. . . . . . . . . . . . . . . . . . . . . . . . -28-

/TABLE

- -------------------------------------------------------------------------------

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the related notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all information with regard to the Capital Stock of the Company in this Prospectus, including share and per share information, gives effect to the sale by the Company of an aggregate of 1,170,000 shares of Common Stock for $.25 per share in a private offering (the "Private Offering") which was completed in the fourth quarter of 1995.


                                  THE COMPANY

     Premier Concepts, Inc., a Colorado corporation ("Premier" or the "Company") in March, 1994, acquired substantially all of the assets, and assumed certain liabilities used in connection with the operation of a nationwide chain of 26 faux jewelry stores operating under the trademark "Impostors." The transaction was undertaken pursuant to the Amended Plan of Reorganization of American Fashion Jewel, Inc., d.b.a. "Impostors," dated January 24, 1994 and confirmed by the United States Bankruptcy Court for the Northern District of California on February 24, 1994. The acquisition of the Impostors retail chain positioned the Company as one of the nation's largest retailers of faux jewelry.

     Premier Concepts, Inc., d.b.a. "Impostors," is a company specializing in the marketing and retailing of high-end fashion and reproduction jewelry. Through its national chain of 26 retail stores, the Company sells jewelry that emulates classic designer pieces inspired by famous designers such as Tiffany, Cartier and Bulgari. The Company's product line also includes replicas of jewelry owned by Princess Diana, The Duchess of Windsor, Elizabeth Taylor and other notorieties. The Company's faux jewelry is created with layered gold, cubic zirconia and Austrian Crystal to simulate the look of fine jewelry. As well, the Company offers an extensive collection of 14 karat gold jewelry with synthetic stones. The Company's products are purchased from several domestic vendors and from vendors in Italy, England, Taiwan, Thailand and Hong Kong.

     The Impostors stores are designed to match the elegant look of the Company's products and to provide customers with the feeling of shopping in an upscale, fine jewelry environment. The Company's stores are located in shopping malls and upscale tourist locations. Currently, the Company's stores are located in Southern California, Northern California, the States of Washington and Arizona, the Washington, D.C. area, and in the South and Midwest. The largest and most visible store is located in the prime retail area of San Francisco's Union Square.

     The Company's expansion plans call for opening Impostors stores in existing and new markets. The Company has entered into a lease to open a new store in the Park Meadows shopping mall in the Denver metropolitan area. The store is scheduled to open in the fall of 1996. Other potential real estate sites are currently being evaluated, although to date no decisions regarding additional new locations have been made. The opening of a new retail location represents an aggregate capital requirement of approximately $75,000 to
$150,000, depending on location and size, including lease expense, fixture and equipment and initial inventory. The stores' retail customers will also be in the initial target for a catalogue featuring the Company's "fabulous faux."
- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

The Company estimates spending approximately $100,000 over the next two (2) years for the development and initial marketing of the catalogue.

     The Company's plans also call for exporting its products and store concept to the international marketplace. Although no agreements have been reached, the Company continues to discuss potential arrangements with merchants in Australia, New Zealand, Europe and the Middle East.

     The Company has initiated efforts to market its products and concept to the various home shopping channels. Although preliminary responses have been very positive, the merchandise concept and any potential legal ramifications are being reviewed and, to date, no contract or agreement has been discussed or prepared.

     The Company maintains its principal executive offices at 3033 S. Parker Road, Suite 120, Denver, Colorado 80014, where its telephone number is (303) 338-1800.

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

                        SELLING SECURITYHOLDER OFFERING

Securities Offered:                357,708 shares of Common Stock, $.0004 par
                                   value

Bulletin Board Symbol:             PMRCA

Offering Price:                    Prevailing Market Price

Common Shares Outstanding:(1)

     Before Offering               3,744,695
     After Offering                3,744,695
- ------------------------------

(1) Does not include (i) 650,000 shares of Common Stock reserved for issuance upon exercise of options granted under the Company's 1993 Stock Incentive Plan, or an additional 500,000 shares of Common Stock which the Board of Directors has approved to be added to the Plan, subject to shareholder approval, 665,000 of which are subject to outstanding and unexercised options of which 200,000 options are subject to future vesting,
     (ii) 463,750 shares of Common Stock reserved for issuance upon exercise of outstanding Class C Common Stock Purchase Warrants ("C Warrants"), (iii) 185,000 shares of Common Stock reserved for issuance pursuant to the exercise of other outstanding Options and Warrants, and (iv) 300,000 shares of Common Stock reserved for issuance pursuant to the exercise of options which may be granted under the Company's 1995 Employee Stock Purchase Plan ("1995 ESPP").

                                 RISK FACTORS

     The Offering involves a high degree of risk. Prospective investors should carefully consider the factors set forth under "RISK FACTORS".

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of shares offered by the Selling Securityholders.

                               FINANCIAL SUMMARY

     Set forth below is selected two-year summary financial information with respect to the Company. Financial information as of January 28, 1996 and for the years ended January 28, 1996 and ended December 31, 1994 and for the month ended January 29, 1995 is derived from the financial statements included elsewhere in this Prospectus and is qualified by reference to such financial statements and the notes related thereto.

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

                              For The            For The           For The
                             Year Ended        Month Ended       Year Ended
                          January 28, 1996  January 28, 1995  December 31, 1995
                          ----------------  ----------------  -----------------
STATEMENTS
OF OPERATIONS DATA:

Revenues                     $9,069,840         $ 543,377         $7,792,413
Operating (Loss)                (37,298)         (203,026)       (683,641.00)
Income Tax Benefit               64,000              --               51,000
Extraordinary Items             145,331              --              141,237
Net Income (Loss)               174,219          (214,784)          (823,942)
Net Income (Loss) Available         .07              (.10)              (.47)
  to Common Shareholders,
  per share

                                           As Of
                                     January 28, 1996
                                     ----------------
BALANCE SHEET DATA:
  Total Assets                         $ 3,096,794
  Working Capital                          683,172
  Total Long-Term Obligations              759,864
  Stockholders' Equity                   1,102,204
__________________________

(1) In February 1995, the Company adopted its new fiscal year to begin January 30, 1995 and end January 26, 1996; and thereafter the fiscal year will end on the last Sunday of each January of each successive year.

- -------------------------------------------------------------------------------

                                 RISK FACTORS

     The securities offered hereby are speculative and involve a high degree of risk. Prospective investors should carefully consider the possibility of the loss of their entire investment in the Company's securities and, along with each of the following factors, consider the information set forth elsewhere in this Prospectus.

RISK FACTORS RELATED TO THE BUSINESS OF THE COMPANY

     NEW BUSINESS ENTERPRISE. The Company is in the development stage and its operations are subject to all of the risks inherent in a new business enterprise, including the absence of a substantial operating history, shortage of cash, under-capitalization, and the need for additional financing. As such, problems, expenses, complications and delays are expected to be encountered in connection with the implementation of the Company's business plan. Future growth beyond present capacity will require significant expenditures for the location and development of additional retail locations and the augmentation of the Company's domestic and international marketing programs and campaigns. These expenses must be paid either out of the proceeds of this or future offerings or out of generated revenues and Company profits. The availability of funds from either of these sources cannot be assured. See "MANAGEMENT'S DISCUSSION AND ANALYSIS" and "FINANCIAL STATEMENTS."

     ADDITIONAL CAPITAL REQUIREMENTS. It is probable that the Company will require additional capital in the future to finance its business activities. The Company's future plans include remodeling the Company's existing stores and leasing, equipping and stocking new retail locations during fiscal 1997. The Company also plans to heighten its merchandizing efforts through the various home shopping networks and the development and marketing of the Company's "fabulous faux" catalogue. It is likely that such proceeds will be below the funding necessary for the Company to fully develop its business strategy. Additional capital, to the extent needed, may be obtained through borrowings or by additional equity financing. Future equity financing may occur through the sale of either unregistered common stock in exempt offerings or through the public offering of registered equity securities. In any case, such additional equity financing may result in additional dilution to investors. The Company has no arrangements for the acquisition of additional capital, and there can be no assurance that any additional capital, funding or revenues can be satisfactorily arranged. See "BUSINESS."

     LACK OF PROFITABLE OPERATING HISTORY. For the fiscal year ended January 28, 1996, the month ended January 29, 1995 and the year ended December 31, 1994, the Company reported operating losses of $(37,298), $(203,026) and $(683,641), respectively. There can be no assurance that operating costs and expenses will not continue to out-pace revenues, or that the Company will not continue to experience losses due to increased operating costs and expenses and/or reduced revenues.

     LIMITED LIQUIDITY AND CAPITAL RESOURCES. The operation of numerous retail locations is very capital intensive, particularly during the holiday season.
In the past the Company has operated on limited capital resources and has depended primarily on funds generated from stock sales and short-term loans from its shareholders and other short-term funding sources to make up any working capital shortfalls. Even if the Company is able to achieve its business plan objectives, it does not anticipate having net operating profits until at least late 1996, if at all. In the meantime, there can be no assurance that funds necessary for operations can be generated from stock sales and short-term loans from related parties and/or other investors.

     NEW BUSINESS AND LIMITED RETAILING EXPERIENCE. The Company was previously involved in the limited stakes gaming industry, and prior to that, in the business of buying and selling residentially-zoned building sites located in the Colorado Springs, Colorado area. The Company has only been engaged in the business of marketing and retailing high-end fashion and reproduction jewelry since March, 1994. As a result, the Company has only limited experience in the merchandizing of fashion and reproduction jewelry, and there can be no assurance that its intended activities will be successful or result in profitable operations. It is also impossible to predict what effect, if any, fluctuations in the United States or worldwide economy will have on such industry. The Company also faces all the risks associated with a new business, including the need for additional personnel and working capital.

     DEPENDENCE UPON MANAGEMENT. The Company's future success depends in a large part on the continued service of its key marketing, sales, promotional and management personnel and on its ability to continue to attract, motivate and retain highly qualified employees. Although the Company provides employees with the opportunity to acquire equity in the Company pursuant to Incentive Stock Options granted under the Company's 1993 Stock Incentive Plan, its key employees may nevertheless voluntarily terminate their employment with the Company at any time. The loss of the services of key personnel could have a material adverse effect upon the Company's operations and marketing efforts. While the Company has a written employment contract with its President, Sissel Greenberg, there can be no assurance of her continued service to the Company. See "MANAGEMENT." The Company does not have key person life insurance covering its management personnel or other key employees.

     COMPETITION. The Company faces significant competition from numerous organizations throughout the country, and world-wide, which offer fashion and reproduction jewelry, many of which possess significantly greater resources than the Company and in many cases greater retailing expertise. The Company may suffer a competitive disadvantage due to its limited resources and lack of retailing experience. See "BUSINESS - Competition."

     SEASONALITY. The Company's business is highly seasonal with its mall locations generating nearly twenty percent (20%) of their business during the Christmas holiday season. The Company's twelve (12) tourist locations are less sensitive to seasonal fluctuations, however, on a store-by-store basis, they do experience fluctuations based upon such factors as economic conditions, transportation costs and other factors effecting tourism in their particular locations. The Company cannot accurately predict the potential adverse effect of seasonality on its business, and there can be no assurance that the Company can acquire or develop additional retail locations in counter-seasonal locales or cultivate innovative marketing campaigns which will balance out the potential adverse consequences.

     LICENSING AND OTHER GOVERNMENTAL REGULATION. For each retail location operated by the Company, it is necessary for the Company to apply for and obtain certificates of authority, permits and other licenses from state and local governmental authorities permitting and/or controlling the Company's operation of one or more retail stores in the particular state and/or municipality. Each governmental jurisdiction has its own regulatory requirements which can impose additional reporting requirements and costs. While the Company has been able to obtain all necessary certificates, permits and licenses in the past, there can be no assurance that future changes in governmental regulation or the adoption of more stringent requirements may not have a material adverse impact upon the Company's future operations.

     OPERATING LEASES. The Company's largest store, located in San Francisco's Union Square, generates approximately $1.5 million in annual sales, or nearly seventeen percent (17%) of the Company's total revenues; and the Company's top ten (10) stores account for nearly sixty percent (60%) of the Company's total sales. While the Company currently occupies its retail facilities under operating leases for terms expiring on various dates through the year 2002, upon expiration, there can be no assurance that the Company will be able to renegotiate lease terms that are favorable to the Company, or, failing renegotiation, locate suitable replacement facilities. The loss of one or more established retail locations, and in particular the Company's Union Square store, would have a material adverse effect on the Company and its operations.

     POTENTIAL ACQUISITIONS. Adding new retail locations is an inherent part of the Company's strategic plan to achieve long-term growth and profitable operation. Under the laws of the State of Colorado and the Company's By-Laws, the Company can open one or more retail locations without first allowing shareholders an opportunity to review and approve or disapprove the transaction.


RISK FACTORS RELATED TO THIS OFFERING

     LACK OF DIVIDENDS. No cash dividend was paid for the fiscal year ended January 28, 1996, and the Company does not intend to declare or pay any dividends on its outstanding shares of Common Stock in the foreseeable future. See "DIVIDENDS."

     LIMITED PUBLIC TRADING MARKET FOR THE COMPANY'S COMMON STOCK. While there currently exists in the over-the-counter market a limited public trading market for the Company's Common Stock, there can be no assurance that such a market will continue in the future. There can be no assurances that an investor will be able to liquidate his investment without considerable delay, if at all. If a market does continue, the price may be highly volatile. Factors discussed herein may have a significant impact on the market price of the shares offered. Moreover due to the relatively low price of the Company's securities, many brokerage firms may not effect transactions in the Company's Common Stock. Rules enacted by the SEC increase the likelihood that many brokerage firms will not participate in the market for the Company's Common Stock. Those rules require, as a condition to brokers effecting transactions in certain defined securities (unless such transaction is subject to one or more exemptions), that the broker obtain from its customer or client a written representation concerning the customers financial situation, investment experience and investment objectives. Compliance with these procedures tends to discourage many brokerage firms from participating in the market for certain securities. See "DESCRIPTION OF SECURITIES."

     THE SECURITIES ENFORCEMENT AND PENNY STOCK REFORM ACT OF 1990; RISKS OF LOW-PRICED STOCKS. The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure, relating to the market for penny stocks, in connection with trades in any stock defined as a penny stock. The Commission recently adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or
(iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

     Because the Company's Common Stock currently falls within the definitional scope of a penny stock, trading in the Company's securities is covered by Rules 15g-1 through 15g-6 promulgated under the Exchange Act for non-NASDAQ and non-exchange listed securities. Under such rules, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to this transaction. As a result, the market liquidity for the Company's securities could be severely affected, in that, the regulations on penny stocks could limit the ability of broker-dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market.

     SHARES ELIGIBLE FOR FUTURE SALE. As of May 15, 1996, 3,744,695 shares of the Company's $.0004 value Common Stock, were issued and outstanding, 3,529,234 of which are "restricted securities" and under certain circumstances may, in the future, be sold in compliance with Rule 144 adopted under the Securities Act. In general, under Rule 144, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company, who has beneficially owned restricted shares of Common Stock for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or if the Common Stock is quoted on NASDAQ or a stock exchange, the average weekly trading volume during the four (4) calendar weeks immediately preceding the sale. A person who presently is not and who has not been an affiliate of the Company for at least three (3) months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least three (3) years is entitled to sell such shares under Rule 144 without regard to any of the volume limitations described above.

     The Company also may grant options to purchase an additional 650,000 shares of Common Stock pursuant to the 1993 Stock Incentive Plan ("Incentive Plan") and an additional 500,000 shares which the Board of Directors has approved to be added to the Incentive Plan, subject to shareholder approval. As of January 28, 1996, incentive stock options to purchase 665,000 shares of Common Stock have been granted under the Plan, of which 200,000 options are subject to future vesting.

     The Company has outstanding warrants exercisable to purchase an aggregate of 463,750 shares of Common Stock at an exercise price of $2.00 per share.

     In March, 1995, the Board of Directors adopted a Formula Plan for outside Directors pursuant to which each outside Director is entitled to receive for each year of service as a Director, non-qualified stock options exercisable to purchase 25,000 shares of Common Stock at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Pursuant to the Formula Plan, the Company granted, retroactively, for the years ended December 31, 1994 and 1995, to three (3) of its outside Directors 125,000 non-qualified stock options exercisable at $.375 per share.

     The Company plans to register for sale under the Securities Act all shares issuable upon exercise of the options granted pursuant to either the Incentive Plan or the Formula Plan, such that when the options are exercised and the shares issued, they will be free-trading, except for certain limitations imposed upon directors, officers and affiliates who exercise options granted under such Plans. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities. Actual sales or the prospect of future sales of shares of Common Stock under Rule 144 may have a depressive effect upon the price of the Common Stock and the market therefor.

     AUTHORIZATION OF PREFERRED STOCK. The Company's Articles of Incorporation, as amended, authorize the issuance of up to 20,000,000 shares of preferred stock, $.10 par value. The Board of Directors has been granted the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, the Board of Directors could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to the assets of the Company upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption to such shares, together with a premium, prior to the redemption of Common Stock. Common stockholders have no redemption rights. In addition, the Board could issue large blocks of voting stock to fend against unwanted tender offers or hostile takeovers without further shareholder approval. See "DESCRIPTION OF SECURITIES."

     AUTHORIZATION OF ADDITIONAL SHARES. The Company's Articles of Incorporation, as amended, authorized the issuance of up to 850,000,000 shares of Common Stock, of which 3,744,695 shares are outstanding on the date of this Prospectus. The Company's Board of Directors has the authority to issue additional shares of Common Stock and to issue options and warrants to purchase shares of the Company's Common Stock without shareholder approval. Future issuance of Common Stock could be at values substantially below the Offering Price in the Offering and therefore could represent further substantial dilution to investors in the Offering. In addition, the Board could issue large blocks of voting stock to fend off unwanted tender offers or hostile takeovers without further shareholder approval. The Company has outstanding options and warrants exercisable to purchase in the aggregate up to 1,313,750 shares of Common Stock at an average exercise price of $1.22 per share. Exercise of the options will have a further dilutive effect on existing shareholders and investors in the Offering. See "DESCRIPTION OF SECURITIES."

     MARKET OVERHANG FROM OUTSTANDING OPTIONS AND WARRANTS. Immediately after the Offering the Company will have outstanding 1,313,750 options and warrants. To the extent that such stock options and/or Warrants are exercised, dilution to the interests of the Company's stockholders may occur. Exercise of these options and/or Warrants or even the potential of their exercise may have an adverse effect on the trading price and market for the Company's Common Stock. The holders of the options and/or Warrants are likely to exercise them at times when the market price of the shares of Common Stock exceeds the exercise price of the options and/or Warrants. Accordingly, the issuance of shares of Common Stock upon exercise of the options and/or Warrants may result in dilution of the equity represented by the then outstanding shares of Common Stock held by other shareholders. Holders of the options and/or Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms which are more favorable to the Company than the exercise terms provided by such options. See "DESCRIPTION OF SECURITIES."


                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of shares by the Selling Securityholders. The Selling Securityholders will pay all commissions and other compensation to any securities broker-dealers through whom they sell any of the shares.

                 SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

     This Prospectus relates to the resale to the public of 357,708 shares of Common Stock by the Selling Shareholders set forth below. The following table sets forth certain information with respect to persons for whom the Company is registering the Common Stock for resale to the public. The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Shareholders. Beneficial ownership of the Common Stock by such Selling Shareholders after this Offering will depend on the number of shares sold by each Selling Shareholder.

                                   Shares                        Shares
                                Beneficially                  Beneficially
                                 Owned Prior      Shares          Owned
Name and Address                 to Offering     Offered     After Offering
of Beneficial Owner           Number  Percent(1) Number    Number   Percent(1)
- -------------------           ------  -------    ------    ------   -------
Michael Donnelly              14,862    0.4      14,862      -0-      -0-
1521 Blake Street
Denver, CO  80202

Jacques Clerk                 14,862    0.4      14,862      -0-      -0-
8616 Ruette Monte Carolo
LaJolla, CA  92037

Peggy Clerk                   14,862    0.4      14,862      -0-      -0-
8616 Ruette Monte Carolo
LaJolla, CA  92037

Cynthia Straatsma             14,862    0.4      14,862      -0-      -0-
6630 E. Lincoln Drive
Paradise Valley, AZ  89253

Gerald Montiel                44,587    1.2      44,587      -0-      -0-
6206 Avenue Cresta
LaJolla, CA  92037

Jack L. Wold, Sr.             14,862    0.4      14,862      -0-      -0-
3841 West 127th Avenue
Broomfield, CO  80020

Don Baushiero                 14,862    0.4      14,862      -0-      -0-
6230 Seville Court
Long Beach, CA  90803

Robert H. and Nancy J.
  Crenshaw                    14,862    0.4      14,862      -0-      -0-
161 Yale Lane
Seal Beach, CA  90740

Jed Rogovin                   14,862    0.4      14,862      -0-      -0-
15 Salter Drive
Montville, NY  07045

John Mincher                  14,862    0.4      14,862      -0-      -0-
Barbara Mincher
7545 Elkhorn Mountain
Littleton, CO  80127

Susan Stanley                 14,862    0.4      14,862      -0-      -0-
28032 Via del Cerro
San Juan Capistrano, CA  92675

Michael Blumenthal            54,501    1.4      54,501      -0-      -0-
11000 East Yale Avenue, #200
Aurora, CO  80014-1702

Clifford L. Neuman(2)         121,500  3.2%      110,000   11,500    0.2%
1507 Pine Street
Boulder, CO  80302
- ------------------------------

(1) Shares not outstanding but deemed beneficially owned by virtue of the individual's right to acquire them as of the date of this Prospectus, or within 60 days of such date, are treated as outstanding when determining the percent of the class owned by such individual and when determining the percent owned by the group.

(2) Mr. Neuman is the principal of the law firm of Neuman & Cobb which serves as legal counsel to the Company. Shares of Common Stock being offered were issued to Mr. Neuman in consideration of legal services to the Company.

     The Selling Securityholders have advised the Company that sales of the shares of Common Stock may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Securityholders may effect such transactions by selling the Common Stock directly to purchasers or through broker-dealers that may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of shares of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     The Selling Securityholders and any broker-dealers that act in connection with the sale of the shares of Common Stock as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the shares of Common Stock as principals might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act. The Company will not receive any proceeds from the sales of shares of Common Stock by the Selling Securityholders. Sales of the shares of Common Stock by the Selling Shareholders, or even the potential of such sales, would likely have an adverse effect on the market price of the Common Stock.

     The shares of Common Stock are offered by the Selling Securityholders on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. The Company has agreed to pay all expenses incurred in connection with the registration of the shares offered by the Selling Securityholders; provided, however, that the Selling Securityholders shall be exclusively liable to pay any and all commissions, discounts and other payments to broker-dealers incurred in connection with their sale of the shares.

                           DESCRIPTION OF SECURITIES

     The Company is authorized to issue up to 850,000,000 shares of $.0004 par value Common Stock and up to 20,000,000 shares of $.10 par value Preferred Stock. As of May 15, 1996, 3,744,695 shares of Common Stock and no shares of Preferred Stock were issued and outstanding.

COMMON STOCK

     Each holder of Common Stock of the Company is entitled to one (1) vote for each share held of record. There is no right to cumulative votes for the election of directors. The shares of Common Stock are not entitled to pre-emptive rights and are not subject to redemption or assessment. Each share of Common Stock is entitled to share ratably in distributions to shareholders and to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive, pro rata, the assets of the Company which are legally available for distribution to shareholders. The issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

PREFERRED STOCK

     The Company is authorized to issue up to 20,000,000 shares of $.10 par value Preferred Stock. The preferred stock of the corporation can be issued in one or more series as may be determined from time to time by the Board of Directors without further stockholder approval. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular. All series shall be alike except that there may be variation as to the following:
(1) the rate of distribution, (2) the price at and the terms and conditions on which shares shall be redeemed, (3) the amount payable upon shares for distributions of any kind, (4) sinking fund provisions for the redemption of shares, and (5) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion, and (6) voting rights except as limited by law.

     Although the Company currently does not have any plans to designate a series of Preferred Stock, there can be no assurance that the Company will not do so in the future. As a result, the Company could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to the assets of the Company upon liquidation, the right to receive dividend coupons before dividends would be declared to common stockholders, and the right to the redemption to such shares, together with a premium, prior to the redemption of Common Stock. Common stockholders have no redemption rights. In addition, the Board could issue large blocks of voting stock to fend against unwanted tender offers or hostile takeovers without further shareholder approval.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Corporate Stock Transfer, Inc., Denver, Colorado.

REPORTS TO SHAREHOLDERS

     The Company intends to furnish annual reports to shareholders which will include certified financial statements reported on by its certified public accountants. In addition, the Company may issue unaudited quarterly or other interim reports to shareholders as it deems appropriate. The Company will comply with the periodic reporting requirements imposed by the Securities Exchange Act of 1934.


                                 LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Neuman & Cobb, Boulder, Colorado. Clifford L. Neuman, a partner in the firm of Neuman & Cobb, is the beneficial owner of 121,500 shares of the Company's Common Stock, and Nathan L. Stone, an associate with the firm, is the beneficial owner of 3,500 shares of the Company's Common Stock.


                                    EXPERTS

     The financial statements of the Company as of January 28, 1996, for the fiscal year ended January 28, 1996, the month ended January 29, 1995 and the year ended December 31, 1994 are included herein in reliance on the reports of Hein + Associates LLP, independent certified public accountants, and upon the authority of that firm as experts in auditing and accounting.

- --------------------------------------       ---------------------------------

No person is authorized to give any
information or to make any represen-
tation other than those contained in
this Prospectus, and if made such
information or representation must
not be relied upon as having been
given or authorized.  This Prospectus
does not constitute an offer to sell               PREMIER CONCEPTS, INC.
or a solicitation of an offer to buy
any securities other than the                           357,708 Shares
Securities offered by this Prospectus
or an offer to sell or a solicitation
of an offer to buy the Securities in
any jurisdiction to any person to whom
it is unlawful to make such offer or
solicitation in such jurisdiction.

The delivery of this Prospectus shall
not, under any circumstances, create
any implication that there has been
no changes in the affairs of the
Company since the date of this
Prospectus.  However, in the event
of a material change, this Prospectus
will be amended or supplemented
accordingly.


           TABLE OF CONTENTS

                                  Page       ---------------------------------
                                                         PROSPECTUS
Available Information. . . . . . . .3        ---------------------------------
Prospectus Summary . . . . . . . . .6
Risk Factors . . . . . . . . . . . 10
Use of Proceeds. . . . . . . . . . 15
Selling Shareholders and Plan of
  Distribution . . . . . . . . . . 16                ____________, 1996
Description of Securities. . . . . 18
Legal Matters. . . . . . . . . . . 19
Experts. . . . . . . . . . . . . . 19

- -------------------------------------        ---------------------------------
/TABLE

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the offering are to be borne by the Company, are as follows:

     SEC Filing Fee                          $    100
     Printing Expenses                            500
     Accounting Fees and Expenses               1,500
     Legal Fees and Expenses                    5,000
     Blue Sky Fees and Expenses                   500
     Registrar and Transfer Agent Fee             100
     Miscellaneous                              2,300
                                                -----

          Total                               $10,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:


     Sections 7-109-101 through 7-109-110 of the Colorado Corporation Code provide as follows:

     7-109-101.  DEFINITIONS.  As used in this article:

     (1) "Corporation" includes any domestic or foreign entity that is a predecessor of a corporation by reason of a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

     (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan. A director is considered to be serving an employee benefit plan at the corporation's request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

     (3)  "Expenses" includes counsel fees.

     (4) "Liability" means the obligation incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or reasonable expenses.

     (5) "Official capacity" means, when used with respect to a director, the office of director in a corporation and, when used with respect to a person other than a director as contemplated in section 7-109-107, the office in a corporation held by the officer or the employment, fiduciary, or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation. "Official capacity" does not include service for any other domestic or foreign corporation or other person or employee benefit plan.

     (6) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

     (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

     7-109-102.  AUTHORITY TO INDEMNIFY DIRECTORS.

     (1) Except as provided in subsection (4) of this section, a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

       (a)  The person conducted himself or herself in good faith; and

       (b)  The person reasonable believed:

         (I) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

         (II) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

       (c) In the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

     (2) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirement of subparagraph (II) of paragraph (b) of subsection (1) of this section. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirements of paragraph (a) of subsection (1) of this section.

     (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

     (4)  A corporation may not indemnify a director under this section:

       (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

       (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

     (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     7-109-103. MANDATORY INDEMNIFICATION OF DIRECTORS. Unless limited by its articles of incorporation, a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

     7-109-104.  ADVANCE OF EXPENSES TO DIRECTORS.

     (1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

       (a) The director furnishes to the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct described in section 7-109-102;

       (b) The director furnishes to the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

       (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

     (2) The undertaking required by paragraph (b) of subsection (1) of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

     (3) Determinations and authorizations of payments under this section shall be made in the manner specified in section 7-109-106.

     7-109-105.  COURT-ORDERED INDEMNIFICATION OF DIRECTORS.

     (1) Unless otherwise provided in the articles of incorporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification in the following manner:

       (a) If it determines that the director is entitled to mandatory indemnification under section 7-109-103, the court shall order indemnification, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification.

       (b) If it determines that the director is fairly and reasonable entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 7-109-102 (1) or was adjudged liable in the circumstances described in section 7-109-102 (4), the court may order such indemnification as the court deems proper; except that the indemnification with respect to any proceeding in which liability shall have been adjudged in the circumstances described in section 7-109-102 (4) is limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

     7-109-106.  DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION OF
     DIRECTORS.

     (1) A corporation may not indemnify a director under section 7-109-102 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 7-109-102. A corporation shall not advance expenses to a director under section 7-109-104 unless authorized in the specific case after the written affirmation and undertaking required by section 7-109-104 (1) (a) and (1) (b) are received and the determination required by section 7-109-104 (1) (c) has been made.

     (2) The determinations required by subsection (1) of this section shall be made:

       (a) By the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

       (b) If a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

     (3) If a quorum cannot be obtained as contemplated in paragraph (a) of subsection (2) of this section, and a committee cannot be established under paragraph (b) of subsection (2) of this section, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination required to be made by subsection (1) of this section shall be made:

       (a) By independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in paragraph
     (a) or (b) of subsection (2) of this section or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

       (b)  By the shareholders.

     (4) Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

     7-109-107.  INDEMNIFICATION OF OFFICERS, EMPLOYEES, FIDUCIARIES, AND
     AGENTS.

     (1)  Unless otherwise provided in the articles of incorporation:

       (a)  An officer is entitled to mandatory indemnification under section 7-109-103, and is entitled to apply for court-ordered indemnification under section 7-109-105, in each case to the same extent as a director;

       (b) A corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

       (c) A corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

     7-109-108. INSURANCE. A corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under section 7-109-102, 7-109-103, or 7-109-107. Any such insurance may be procured from any insurance company designated by the board of directors, whether such insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

     7-109-109.  LIMITATION OF INDEMNIFICATION OF DIRECTORS.

     (1) A provision treating a corporation's indemnification of, or advance of expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract, except an insurance policy, or otherwise, is valid only to the extent the provision is not inconsistent with sections 7-109-101 to 7-109-108. If the article of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation.

     (2) Sections 7-109-101 to 7-109-108 do not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent in the proceeding.

     7-109-110. NOTICE TO SHAREHOLDER OF INDEMNIFICATION OF DIRECTOR. If a corporation indemnifies or advances expenses to a director under this article in connection with a proceeding by or in the right of the corporation, the corporation shall give written notice of the indemnification or advance to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

                                 *     *     *


     Article XIII of the Amended and Restated Articles of Incorporation of the Company provides, in pertinent part:

     Section 1. A director of this Corporation shall not be liable to the
                Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the Colorado Corporation Code as the same exists or may hereafter be amended.

     Section 2. Any repeal or modification of the foregoing Section 1 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     Article XII of the Amended and Restated Articles of Incorporation of the Company provides, in pertinent part:

     SECTION 2. INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS.

                (a) All officers and directors of the Corporation shall be entitled to indemnification to the maximum extent permitted by law or by public policy.

                (b) Any mandate for indemnification, whether by statute or order of Court, is to be expressly subject to the Corporation's reasonable capability of paying.

                (c) No person will be entitled to be reimbursed for expenses incurred in connection with a Court proceeding to obtain Court ordered indemnification unless such person first made reasonable application to the Corporation and the Corporation either unreasonably denied such application or through no fault of the applicant was unable to consider such application within a reasonable time.

                (d) A director who is or was made a party to a proceeding because he is or was an officer, employee, or agent of the Corporation is entitled to the same rights as if he were or had been made a party because he was a director.

                (e) To the maximum extent permitted by law or by public policy, directors of this Corporation are to have no personal liability for monetary damages for breach of fiduciary duty as a director.

ITEM 16.  EXHIBITS.

     a. The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-K:

EXHIBIT NO.        TITLE
- -----------        -----

     5.0 Opinion of Neuman & Cobb regarding the legality of the securities being registered

     13.0 Annual Report on Form 10-KSB for the year ended January 28, 1996 as filed with the Securities and Exchange Commission on May 13, 1996

     23.1     Consent of Neuman & Cobb

     23.3     Consent of Hein + Associates LLP



ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

          (iii) Include any additional or changed material information on the plan of distribution.

     2. That, for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Denver, State of Colorado on the 23rd day of May, 1996.

                              PREMIER CONCEPTS, INC.



                              By:  /s/ Sissel Greenberg, President
                                   ----------------------------------
                                   Sissel Greenberg, President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities with Premier Concepts, Inc. and on the dates indicated.

SIGNATURE                                    POSITION              DATE
- ---------                                    --------              ----


/s/ Sissel Greenberg                  Chief Executive Officer     5/23/96
- ------------------------------               Director             -------
Sissel Greenberg



/s/ Gerald Jacobs                            Director             5/23/96
- ------------------------------                                    -------
Gerald Jacobs



/s/ Pete Bloomquist                          Director             5/23/96
- ------------------------------                                    -------
Pete Bloomquist



- ------------------------------               Director             5/23/96
Charles M. Powell                                                 -------



- ------------------------------               Director             5/23/96
William Nandor                                                    -------



/s/ Todd Huss                         Chief Financial Officer     5/23/96
- ------------------------------     Prinicipal Accounting Officer  -------
Todd Huss